Exhibit 99.2
F.N.B. Corporation Announces Executive Promotions
Delie, Lilly and Williams Contribute 97 Years of Combined Leadership
Hermitage, PA — January 20, 2011 — F.N.B. Corporation (NYSE: FNB) today announced three executive promotions recently approved by its board of directors. Vincent J. Delie, Jr. has been promoted to President of F.N.B. Corporation and CEO of First National Bank, F.N.B. Corporation’s largest affiliate. Brian F. Lilly has also been promoted to Vice Chairman of F.N.B. Corporation and will continue as Chief Operating Officer. In addition, John C. Williams has been promoted to President of First National Bank. These promotions are effective immediately.
Vincent J. Delie, Jr. has over 25 years of financial services experience. He joined First National Bank in 2005 and was most recently promoted in June 2009 to Executive Vice President and Chief Revenue Officer of F.N.B. Corporation, as well as President of First National Bank. Delie will continue to report to Stephen J. Gurgovits, who will remain CEO of F.N.B. Corporation.
“In this challenging economic environment, Vince has proven that he has the experience and leadership ability to move the company forward,” said Gurgovits. “He not only drives results, but also excels at developing the people he works with.”
Brian F. Lilly joined F.N.B. Corporation in 2003 and contributes over 31 years in the financial services industry. Lilly was most recently promoted in June 2009 to Executive Vice President and Chief Operating Officer of F.N.B. Corporation. He will also continue to report to Gurgovits.
“The financial services industry today faces many operational challenges. Both the technology and operating capabilities necessary to overcome these challenges are critical to F.N.B. Corporation’s success,” states Gurgovits. “Brian has the intellect and experience to position the company to succeed.”
John C. Williams, an active banking industry leader with over 41 years of service, joined First National Bank in 2008 as President of the Bank’s Pittsburgh Region, where he had oversight for Corporate Banking, Business Banking, Investment Real Estate, Asset Based Lending and the Bank’s overall business strategy in the Pittsburgh Region. Williams will continue to work closely with and report to Delie.
“The promotion of John Williams to President of First National Bank reflects the depth and strength of our leadership talent that enables us to advance executives from within our company,” said Delie. “His ability to work across regions and business units plays a key role in the Bank’s continued growth and we are fortunate to have such an experienced individual in this leadership position.”
Gurgovits concludes, “These promotions reflect our continued commitment to achieving the best management structure for our company. We have assembled a team of highly experienced financial industry professionals who are thoroughly dedicated to the long-term success of F.N.B. Corporation. In addition to their intimate knowledge of the Company and leadership strength, they have demonstrated the skills necessary to execute our growth strategies and capitalize on opportunities presented in our markets of operation.”

About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $9.0 billion as of September 30, 2010. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania and Florida.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB”. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
###
Analyst/Institutional Investor Contact:
F.N.B. Corporation
Cynthia Christopher 724-983-3429
724-815-3926 (cell)
christoc@fnb-corp.com
Media Contact:
F.N.B. Corporation
Jennifer Reel 724-983-4856
724-699-6389 (cell)
reel@fnb-corp.com